                                                                     EXHIBIT 12

                            EXXON MOBIL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Years Ended December 31,
                                                       -------------------------------------------
                                                        2001     2000     1999     1998     1997
                                                       -------  -------  -------  -------  -------
                                                                  (millions of dollars)
Income before extraordinary item and cumulative
  effect of accounting change......................... $15,105  $15,990  $ 7,910  $ 8,144  $11,732
Excess/(shortfall) of dividends over earnings of
  affiliates owned less than 50 percent accounted for
  by the equity method................................    (108)    (354)     300      164      (64)
Provision for income taxes(1).........................   9,646   11,630    3,632    4,390    8,140
Capitalized interest..................................    (255)    (409)    (423)    (400)    (448)
Minority interests in earnings of consolidated
  subsidiaries........................................     556      346      139      261      523
                                                       -------  -------  -------  -------  -------
                                                        24,944   27,203   11,558   12,559   19,883
                                                       -------  -------  -------  -------  -------
Fixed Charges:(1)
 Interest expense--borrowings.........................     328      637      826      769      811
 Capitalized interest.................................     529      653      606      564      595
 Rental expense representative of interest factor.....     621      551      617      795      818
 Dividends on preferred stock.........................       8       12        8        6        5
                                                       -------  -------  -------  -------  -------
                                                         1,486    1,853    2,057    2,134    2,229
                                                       -------  -------  -------  -------  -------
Total adjusted earnings available for payment of fixed
  charges............................................. $26,430  $29,056  $13,615  $14,693  $22,112
                                                       =======  =======  =======  =======  =======
Number of times fixed charges are earned..............    17.8     15.7      6.6      6.9      9.9

---------------------
Note:
(1) The provision for income taxes and the fixed charges include Exxon Mobil Corporation's share of 50 percent owned companies and majority owned subsidiaries that are not consolidated.

                                      1